Exhibit (d)(6)(g)

AMENDMENT NO. 2 TO

FUND MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 1st day of July 2016 (the “Amendment”) is made to the Fund Management Agreement (the “Agreement”) made the 1st day of December 2005, as amended, by and among ClearBridge Investments, LLC, a Delaware Limited Liability Company (“Fund Manager”) formerly known as ClearBridge Advisors, LLC, Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Fund Manager and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.          In the second sentence of the 1st paragraph in Section 2, titled Fund Manager Duties, “futures and options contracts,” is hereby deleted and replaced with the following:

“, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and to the extent permitted in a Fund’s registration statement,”

2.          The last sentence in the 1st paragraph in Section 2, titled Fund Manager Duties is hereby deleted and replaced with the following:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Fund’s custodian, however, the Fund Manager shall review any trades executed by a respective Fund’s custodian (if applicable and transparent to the Portfolio Manager) to determine that they are reasonable and are in the best interest of the Fund and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Fund Manager is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of a Fund, each as the Fund Manager determines is in the best interest of the Fund in accordance with the Fund Manager’s proxy voting policy. To the extent permitted by the written investment policies of a Fund, as reflected in the Fund’s then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement (as defined in Section 2(a)(5) below), the Fund Manager is authorized, on behalf of the Fund, to enter into derivatives agreements (e.g., futures account agreements, MSFTA master agreements, ISDA master agreements and related documents) and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures (as defined in Section 2(a)(3) below). The Fund Manager is also authorized, on behalf of a Fund, to (i) enter into brokerage agreements and other agreements and execute any documents necessary to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and

SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Fund Manager is authorized to effect cross transactions between a Fund and other accounts managed by the Fund Manager and its affiliates in accordance with Trust Procedures.”

3.          Section 2(a)(1) is hereby deleted and replaced with the following:

“(1) the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Fund Manager by the Investment Adviser), or to the Fund Manager), including performing its obligations under this Agreement as a fiduciary to each Fund and its shareholders;”

4.           The following sentence is added to the end of subsection 2(a):

“and (9) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Fund Manager by the Investment Adviser), or to the Fund Manager)”

5.          Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” from the subsection and replacing it with “Section 1297 of the Code”.

6.          The following is added to the end of subsection 2(e):

“Accordingly, if Fund Manager transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Fund Manager shall be responsible for losses incurred by the Trust in accordance with the Fund Manager’s trade policies and procedures unless such loss was a result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties. To the extent that the Fund Manager engages in transactions that require segregation of assets or other arrangements pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Fund Manager shall designate to the Trust’s custodian, who shall be identified by the Investment Adviser in writing: (i) those assets to be segregated in accordance with the 1940 Act, if necessary, consistent with Trust Procedures, based upon trading strategies and positions the Fund Manager employs on behalf of a Fund; (ii) to segregate assets, if necessary, in accordance with the 1934 Act; and (iii) to meet any other requirements of broker/dealers who may execute transactions for the Fund in connection therewith. Until the Investment Adviser delivers any supplements or amendments to the Fund Manager, the Fund Manager shall be fully protected in relying on the Trust’s Registration Statement previously furnished by the Investment Adviser to the Fund Manager. In managing a Fund in accordance with the requirements of this Section 2, the Fund Manager shall be entitled to receive and act upon advice of counsel to the Trust, to the Investment Adviser or to the Fund Manager that is also acceptable to the Investment Adviser.”

7.         Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Fund’s holdings or other assets of the Fund for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Fund Manager or identifies for review by the Fund Manager. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i. promptly notifying the Investment Adviser in the event the value of any holding of the Fund does not reasonably appear to reflect corporate actions, news, or other significant events that occurred prior to that day’s close of regular trading on the New York Stock Exchange (normally 4:00 p.m. eastern time); where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Fund Manager used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii. verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Fund Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

The Fund Manager shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Fund Manager fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Fund having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Fund Manager shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.”

8.         The following is added to subsection 2(g) to the first and second sentence after “the Advisers Act”:

“, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA)”

9.         The following is added to the end of subsection 2(i):

“Notwithstanding anything herein to the contrary, the Portfolio Manager shall provide information relating to the Code of Ethics and any reported material violations, including but not limited to the title of such person and their role in connection with the Fund(s).”

10.       The following is added to the end of the 2nd sentence in subsection 2(j):

“and will notify the Investment Adviser immediately if any action is brought by any regulatory body which would affect that registration.”

11.       The first sentence in subsection 2(m) is hereby modified to add the following after “as expressly authorized in this Agreement…”:

“, disclosures to an affiliate subject to comparable confidentiality obligations,”

12.       The following is added to the end of the 1st sentence in subsection 2(q):

“, including, in the event of any relevant regulatory exams, providing notice of any material deficiencies, and providing notice of any material changes to business operations that will likely, in the Fund Manager’s reasonable determination, adversely affect the services provided by Fund Manager under this Agreement, provided that the provision of such notices are permitted under applicable law.”

13.       Subsection 2(r) is hereby deleted and replaced with the following:

“will comply with any Trust Procedures, including the Trust’s policy on selective disclosure of portfolio holdings of funds of the Trust (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Fund Manager and as may be amended from time to time. As such, the Fund Manager agrees not to trade on non-public portfolio holdings information of the funds of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Fund Manager to govern trading of its employees. Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the funds of the Trust that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy. The Fund Manager will provide any such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Fund Manager may provide only those parts of the agreements that relate to ensuring compliance with the Trust’s Disclosure of Portfolio Holdings Policy or other Trust Procedures. The Fund Manager agrees to provide a certification with respect to compliance with Trust Procedures as may be reasonably requested by the Trust from time to time.”

14.       The following is added the last sentence of subsection 2(t):

“, including (but not limited to) certifications of compliance with Trust Procedures, the Registration Statement, and applicable securities regulations.”

15.        Subsection 2(v) is hereby deleted and replaced with the following:

“will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Fund. The Fund Manager will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund.”

16.       The following is added as new subsection 2(w):

“will (i) identify each position in a Fund that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions, and (iii) provide other information, upon reasonable request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

17.       The following is added as new subsection 2(x):

“will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Trust’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time after the execution of such documentation; (iii) providing assistance in obtaining trade confirmations in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such market quotations through independent means.”

18.       The following is added as new subsection 2(y):

“will, on an annual basis, advise the Investment Adviser (i) if the Fund Manager acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as a Fund and (ii) if so, whether the Fund Manager’s fee rate is less than the rate charged the Investment Adviser for management of the Fund.”

19.       The following is added as new subsection 2(z):

“will promptly notify Investment Adviser if Fund Manager plans to change its trading strategy with respect to a Fund in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust. Fund Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Fund Manager agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Fund Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

20.       The following is added as new subsection 2(aa):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Fund Manager will make available to the Trust and the Investment Adviser information regarding the Fund Manager’s BCP, including a plan summary as well as the results of any recent testing.”

21.       The following is added as new subsection 2(bb):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Fund trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent a party withholds payment of any amount in accordance with

FATCA, such amounts shall not be subject to offsets. It is understood that the Fund Manager does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Fund Manager agrees it will use reasonable efforts to obtain a valid Form W-9 and make such form available as needed. For foreign brokers, the Fund Manager agrees it will use reasonable efforts to obtain a valid Form W-8, indicating the broker is FATCA compliant and no withholding is required, and make such form available as needed.”

23.       In Section 4, titled Expenses, the following is added to the end of the second sentence:

“; provided, however that Investment Adviser shall provide written support for such cost at Fund Manager’s request for any event exceeding Ten Thousand Dollars ($10,000).”

24.       Section 9, titled Books and Records, is hereby deleted and replaced with the following:

“In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Fund Manager hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Fund Manager is required to maintain such records under applicable law, although the Fund Manager may, at its own expense, make and retain a copy of such records.”

25.       Section 13, titled Liability is deleted in its entirety and replaced with the following:

“(a) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Trust and the Investment Adviser agree that the Fund Manager, any affiliated person of the Fund Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Fund Manager’s duties, or by reason of reckless disregard of the Fund Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws.

(b) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Fund Manager agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund Manager may have under federal or state securities laws.”

26.       Section 14, titled Indemnification is deleted in its entirety and replaced with the following:

“(a) The Fund Manager agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Fund Manager’s responsibilities to the Trust which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Fund Manager’s obligations and/or duties under this Agreement by the Fund Manager or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Fund Manager (other than a PL Indemnified Person), (ii) are based upon the Fund Manager’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any representation or warranty, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Fund Manager or any affiliated person or agent or delegate of the Fund Manager (other than a PL Indemnified Person), or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law provided, however, that in no case is the Fund Manager’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

(b) The Investment Adviser agrees to indemnify and hold harmless the Fund Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Fund Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Fund Manager (collectively, “Fund Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation

(including reasonable legal and other expenses) to which a Fund Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Trust which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Fund Manager Indemnified Person), (ii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any representation or warranty, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Fund Manager or any affiliated person or agent or delegate of the Fund Manager (other than a PL Indemnified Person), or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law provided however, that in no case is the Investment Adviser’s indemnity in favor of the Fund Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.”

27.        In Section 15, titled Duration and Termination, the following is added to the 2nd sentence in the last paragraph after “described above,” and before “the Sections or Paragraphs”:

“(i) Fund Manager agrees to provide all reports, certification and assistance called for pursuant to paragraphs 2(c), 2(j), 2(k), 2(m), 2(p), 2(r), and 2(s) within 30 business days of termination; and (ii)”

28.        The following is added to the end of Section 17, titled Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

29.       Section 18, titled Notices, is hereby deleted and replaced with the following:

“Notices.    All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

A.	if to the Fund Manager, to:

ClearBridge Investments, LLC

620 8th Avenue, 48th FL

New York, NY 10018

Attention: Terrence Murphy, CEO

Email: tjmurphy@clearbridge.com

Telephone number: 212-805-2112

With a copy to:

ClearBridge Investments, LLC

620 8th Avenue, 47th FL

New York, NY 10018

Attention: Barbara Brooke Manning, Esq.

Email: bbmanning@clearbridge.com

Telephone number: 212-805-2076

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Fund Advisor

General Counsel

Telephone number: 949-219-6767

Email: ContractNotifications@PacificLife.com

C.	if to the Trust, to:

Pacific Funds Series Trust

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and General Counsel

Telephone number: 949-219-6767

Email: ContractNotifications@PacificLife.com”

30.       In Section 19(a), titled Miscellaneous, all references to “California” are hereby replaced with “Delaware” and the following is added to the end of paragraph 19(a):

“The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.”

31.       New paragraph 19(f) is added at the end of Section 19, titled Miscellaneous, as follows:

“(f) No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.”

32.       The following is added as new Section 20, titled Confidentiality:

“In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Fund holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(t) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.”

33.       The following is added as new Section 21, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Fund is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Fund Manager reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Fund for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Fund, to then register and operate as a commodity pool operator on behalf of the Fund, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Fund, operate such Fund under an exclusion or exemption from registration with the CFTC.”

34.       All references to “ClearBridge Advisors, LLC” are changed to “ClearBridge Investments, LLC.”

35.       All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

[Remainder of page left intentionally blank, with signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

CLEARBRIDGE INVESTMENTS, LLC

By:	/s/ Terrence J. Murphy
Name: Terrence J. Murphy
Title: Chief Executive Officer

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary